The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 17, 2011

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and Prospectus Supplement dated August 31, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$ Reverse Convertible Notes due August 26, 2011 Linked to a Basket of Shares Global Medium-Term Notes, Series A, No. E-6403

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 23, 2011

Issue Date:	February 28, 2011

Final Valuation Date:	August 23, 2011*

Maturity Date:	August 26, 2011** (resulting in a term to maturity of approximately 6 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:	A basket consisting of the following “linked shares”:

Linked Share	Ticker Symbol	Initial Price	Protection Price (Initial Price x Protection Level)***	Weight
US Airways Group, Inc.	LCC	$[—]	$[—]	20%
Silver Wheaton Corp.	SLW	$[—]	$[—]	20%
KB HOME	KBH	$[—]	$[—]	20%
Netflix, Inc.	NFLX	$[—]	$[—]	20%
Arch Coal, Inc.	ACI	$[—]	$[—]	20%

Coupon Rate:	14.10% per annum.

Tax Allocation of Coupon Rate:	Deposit income: [—]% per annum Put premium: [—]% per annum

Interest Payment Dates:	Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date and ending on the Maturity Date.

Protection Level:	80%

Payment at Maturity:

A $1,000 investment in the Notes will pay $1,000 at maturity unless (a) the final price of each of the linked shares is below its initial price and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of any of the linked shares did not fall below its protection price.

If the conditions described in both (a) and (b) are true, at maturity you will receive the aggregate payments for all linked shares in the basket as the payment with respect to each linked share is described below:

(i) with respect to each applicable linked share for which (x) the final price of that linked share is lower than the initial price of that linked share, and (y) between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount per $1,000 principal amount of the Notes equal to the weight of the applicable linked share multiplied by the principal amount of the Notes reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

Weight × $1,000 × (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

(ii) with respect to each linked share for which either (x) the final price of that linked share is higher than the initial price of that linked share, or (y) between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount per $1,000 principal amount of the Notes equal to the weight of the applicable linked share multiplied by the principal amount of the Notes.

You may lose some or all of your initial investment. Any payment due on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Physical Delivery Amount:	The weight of the applicable linked share multiplied by a fraction, the numerator of which is the principal amount of the Notes and the denominator of which is the initial price of the applicable linked share (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share).

Initial Price:	The closing price of the applicable linked share on the initial valuation date.

Final Price:	The closing price of the applicable linked share on the final valuation date.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York and London

CUSIP/ISIN:	06741JED7 and US06741JED72

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Baskets—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Baskets—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.
***	Rounded to the nearest cent, as appropriate.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-6 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	[—]%	[—]%
Total	$[—]	$[—]	$[—]

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

This preliminary pricing supplement relates to a Note offering linked to a basket of shares. The purchaser of a Note will acquire a security linked to the basket of shares identified on the cover page. Although the Note offering relates to the basket of shares identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any or all of the linked shares or as to the suitability of an investment in the Notes.

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Linked Shares in the Basket?

Each example below, based on the assumptions outlined for the linked shares, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in a basket of equally weighted linked shares, based on certain percentage changes between the initial price and final price of each of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each example, some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the examples were determined.

On the final valuation date, the final prices of the linked shares are determined.

If the final price of each of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether any of the protection prices were ever reached or breached during the term of the Notes.

If the final price of any of the linked shares is below its initial price but the closing price of each of the linked shares never fell below its protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of each of the linked shares is below its initial price and the closing price of any of the linked shares fell below its protection price during the term of the Notes, your payment at maturity will be the aggregate payments for all linked shares as the payment with respect to each linked share is described in (i) or (ii) below:

(i) with respect to each applicable linked share for which (x) the final price of that linked share is lower than the initial price of that linked share, and (y) between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount per $1,000 principal amount of the Notes equal to the weight of the applicable linked share multiplied by the principal amount of the Notes reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

Weight × $1,000 × (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

PPS–2

(ii) with respect to each applicable linked share for which either (x) the final price of that linked share is higher than the initial price of that linked share, or (y) between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount per $1,000 principal amount of the Notes equal to the weight of the applicable linked share multiplied by the principal amount of the Notes.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the price of each linked share from the initial price to the final price, if the total coupon yield on the Notes exceeds the average dividend yield on the basket of the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the basket of equally weighted linked shares (subject to any differences attributable to potentially different tax consequences from investing in the Notes as opposed to investing directly in the linked shares).

If you had invested directly in the basket of equally weighted linked shares for the same period, you would have received total cash payments representing the product of the number of shares of each linked share in the basket you could have purchased with your $1,000 investment equally allocated to each linked share on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of that linked share. In addition, investors will realize a payment in respect of dividends which will equal the sum of the dividend yield on each linked share multiplied by the $200 investment (assuming a $1,000 investment in an equally weighted basket of five linked shares) with respect to each linked share. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the applicable linked share.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the price of each linked share from the initial price to the final price, if the total coupon yield on the Notes was less than the average dividend yield on the basket of the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the basket of equally weighted linked shares (subject to any differences attributable to potentially different tax consequences from investing in the Notes as opposed to investing directly in the linked shares).

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the basket of the linked shares is set forth below in the illustrative examples.

Assumptions

	Linked Share	Initial Price	Protection Level	Protection Price	Dividend Yield per annum	Weight
1	LCC	$9.97	80.00%	$7.98	0.00%	20%
2	SLW	$35.28	80.00%	$28.22	0.00%	20%
3	KBH	$14.35	80.00%	$11.48	1.73%	20%
4	NFLX	$247.55	80.00%	$198.04	0.00%	20%
5	ACI	$34.44	80.00%	$27.55	1.14%	20%

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

•	Coupon rate: 14.10% per annum

•	Coupon amount per month: $11.75

Example 1: In this case, the protection prices of all linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Hypothetical Six Month Return on Direct Investment in the Applicable Linked Share
1	LCC	$3.99	-60.00%	$80.00	-60.00%
2	SLW	$15.88	-55.00%	$90.00	-55.00%
3	KBH	$5.02	-65.00%	$70.00	-64.14%
4	NFLX	$111.40	-55.00%	$90.00	-55.00%
5	ACI	$13.78	-60.00%	$80.00	-59.43%

The total payments on the Notes (including the monthly coupon payments during the term of the Notes and the payment due at maturity) will be $480.50, representing a total return of -51.95% on the investment in the Notes, compared to a total return of -58.71% on the hypothetical direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown the in the table above.

PPS–3

Example 2: In this case, the protection prices of linked share 3 and linked share 4 were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Hypothetical Six Month Return on Direct Investment in the Applicable Linked Share
1	LCC	$8.47	-15.00%	$200.00	-15.00%
2	SLW	$33.52	-5.00%	$200.00	-5.00%
3	KBH	$10.76	-25.00%	$150.00	-24.14%
4	NFLX	$185.66	-25.00%	$150.00	-25.00%
5	ACI	$31.00	-10.00%	$200.00	-9.43%

The total payments on the Notes (including the monthly coupon payments during the term of the Notes and the payment due at maturity) will be $970.50, representing a total return of -2.95% on the investment in the Notes, compared to a total return of -15.71% on the hypothetical direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

Example 3: In this case, none of the protection prices of the linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Hypothetical Six Month Return on Direct Investment in the Applicable Linked Share
1	LCC	$9.47	-5.00%	$200.00	-5.00%
2	SLW	$37.04	5.00%	$200.00	5.00%
3	KBH	$12.92	-10.00%	$200.00	-9.14%
4	NFLX	$222.80	-10.00%	$200.00	-10.00%
5	ACI	$29.27	-15.00%	$200.00	-14.43%

The total payments on the Notes (including the monthly coupon payments during the term of the Notes and the payment due at maturity) will be $1,070.50, representing a total return of 7.05% on the investment in the Notes, compared to a total return of -6.71% on the hypothetical direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

Selected Purchase Considerations

•

Return Linked to an Equally Weighted Basket of Shares—The return on the Notes is linked to the performance of an equally weighted basket of 5 common stocks. See “Description of the Reference Asset” in this preliminary pricing supplement for a description of such common stocks.

•

Physical Delivery Amount—The physical delivery amount for any applicable linked share will be calculated by the calculation agent by multiplying the weight of such linked share by a fraction, the numerator of which is the principal amount of the Notes and the denominator of which is the initial price of the applicable linked share. The physical delivery amount, the initial price of the applicable linked share and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

PPS–4

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed rate short-term debt obligation that is issued to you by us (the “Deposit”) and (ii) one or more put options that are issued by you to us (the “Put Option”).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

If your Notes are properly treated as an investment unit consisting of a Deposit and the Put Option, it would be reasonable to treat the Deposit as having been issued for the principal amount of the Notes and the interest payments on the Notes as partly payments of interest on the Deposit and partly payments for the Put Option (the “Put Premium”). It would be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard. For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale or maturity of the Notes, as discussed below, unless you receive the physical delivery amount with respect to a linked share, in which case the Put Premium allocable to such linked share should decrease your adjusted tax basis in the shares you receive. On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income” on the cover page) and the amount that represents Put Premium (this amount is denoted as “Put Premium” on the cover page). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service.

If upon maturity you do not receive the physical delivery amount in respect of any of the linked shares, the receipt of cash upon the maturity of your Notes (excluding cash attributable to the final monthly payment on the Notes, which should be taxed as described above) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive your principal amount) or the cash settlement (if you receive less than your principal amount) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at maturity) and (ii) the difference (if any) between (a) the principal amount of your Notes and (b) the amount of cash you receive at maturity (excluding cash attributable to the final monthly interest payment on the Notes).

If upon maturity you receive the physical delivery amount with respect to one or more of the linked shares, it is not clear how you should account for the Put Premium for tax purposes and how you should determine your adjusted tax basis in the shares you receive. We believe it would be reasonable to treat the receipt of shares and cash upon maturity as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the physical settlement of an option or options and, if the physical delivery amount is not received in respect of all of the linked shares, the cash settlement of an option or options. Under such characterization, where you receive the physical delivery amount with respect to a linked share, (i) you should not recognize any gain or loss (other than with respect to cash received in lieu of fractional shares, as described below), (ii) you should have an adjusted tax basis in the shares you receive (including, for this purpose, any fractional shares) with respect to such linked share equal to the excess of 1/5 of the principal amount of your Notes over the amount of Put Premium allocable to such linked share (including the allocable portion of the Put Premium received at maturity), and (iii) your holding period in the shares you receive should generally start on the day after the delivery of the shares. Where you receive cash with respect to a linked share (not including cash received in lieu of a fractional share), you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium allocable to such linked share (including the allocable portion of the Put Premium received at maturity) and (ii) the difference (if any) between (a) 1/5 of the principal amount of your Notes and (b) the amount of cash you receive at maturity attributable to such linked share (excluding cash attributable to the final monthly interest payment on the

PPS–5

Notes). For the purposes of accounting for the Put Premium and determining your adjusted tax basis in the shares you receive (assuming the above characterization is respected), it is not clear how you should allocate the Put Premium to each linked share, but we believe it would be reasonable to allocate 1/5 of the total Put Premium you receive to each linked share. However, this is not the only reasonable allocation method and there is no guarantee the Internal Revenue Service will agree with this approach. You should consult your tax advisor as to the tax consequences of receiving the physical delivery amount with respect to any of the linked shares. If you receive cash in lieu of a fractional share, you should generally recognize short-term capital gain or loss in an amount equal to the difference between the amount of the cash received for such fractional share and your adjusted tax basis in the fractional share, which should generally be equal to the proportionate amount of your adjusted tax basis in all of the shares (including the fractional share) you receive with respect to a linked share allocable to such fractional share.

Upon a sale of your Notes (excluding amounts attributable to accrued or unpaid interest on the Deposit), you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time and (b) any amount of Put Premium previously received and deferred as described above and (ii) and the amount you paid for your Notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income and short-term capital loss (if any) upon the sale or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a contingent short-term debt obligation. Under a characterization of the Notes as a contingent short-term debt obligation, you may be required to include the entire monthly interest payment on the Notes (and not just the interest on the Deposit). However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes. For a further discussion of some of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked shares. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

PPS–6

In addition to the risks described above, you should consider the following:

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment due on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

•	Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the prices of the linked shares.

•	No Secondary Market—Upon issuance, the Notes will not have an established trading market.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked shares would have.

•

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this preliminary pricing supplement, including but not limited to the final valuation date, the initial price of any linked share, the final price of any linked share, the protection level, the protection price of any linked share, the physical delivery amount for any linked share and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket”.

•

Exposure to Risks of Each Linked Share—Your payment at maturity depends on the performance of each of the five linked shares in the basket. You should, therefore, be prepared to be equally exposed to the risks related to each of the linked share. Poor performance by any one of the linked shares over the term of Notes may negatively affect the amount and form of your payment at maturity and may not be offset or mitigated by positive performance by any of the other linked shares.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Notes for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income or loss. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

Description of the Reference Asset

We urge you to read the section “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the prospectus supplement. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the companies issuing the linked shares can be located by reference to the linked share SEC file numbers specified below.

The summary information below regarding the companies issuing the linked shares in the basket comes from the issuers’ SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the issuers and to other publicly available information (such as the issuers’ annual report) to obtain an understanding of the issuers’ business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

PPS–7

US Airways Group, Inc.

According to publicly available information, US Airways Group, Inc. (the “Company”) is a holding company whose primary business activity is the operation of a network air carrier through its wholly-owned subsidiary airlines and through its wholly-owned subsidiaries that provide support for such airlines in areas such as the procurement of aviation fuel and insurance.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08444, or its CIK Code: 0000701345. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “LCC”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2006	$40.60	$28.30	$40.00
June 30, 2006	$52.15	$36.19	$50.54
September 29, 2006	$56.41	$36.80	$44.33
December 29, 2006	$63.27	$43.87	$53.85
March 30, 2007	$62.50	$44.01	$45.48
June 29, 2007	$48.30	$26.78	$30.27
September 28, 2007	$36.19	$24.26	$26.25
December 31, 2007	$33.34	$14.41	$14.71
March 31, 2008	$16.44	$7.24	$8.91
June 30, 2008	$9.94	$2.30	$2.50
September 30, 2008	$10.13	$1.45	$6.03
December 31, 2008	$11.23	$3.16	$7.73
March 31, 2009	$9.66	$1.88	$2.53
June 30, 2009	$5.35	$2.12	$2.43
September 30, 2009	$5.60	$2.00	$4.70
December 31, 2009	$5.40	$2.82	$4.84
March 31, 2010	$8.17	$4.47	$7.35
June 30, 2010	$10.87	$5.71	$8.61
September 30, 2010	$11.40	$8.02	$9.25
December 31, 2010	$12.25	$8.94	$10.01
February 14, 2011*	$11.55	$9.21	$9.97

*	High, low and closing prices are for the period starting January 1, 2011 and ending February 14, 2011.

Silver Wheaton Corp.

According to publicly available information, Silver Wheaton Corp. (the “Company”) is a mining company that generates its revenue primarily from the sale of silver.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 333-121627, or its CIK Code: 0001323404. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “SLW”.

PPS–8

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

PPS–9

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2006	N/A	N/A	N/A
June 30, 2006	$11.26	$6.80	$9.42
September 29, 2006	$12.21	$8.17	$9.44
December 29, 2006	$12.07	$7.95	$10.48
March 30, 2007	$11.15	$8.83	$9.48
June 29, 2007	$12.47	$9.30	$11.69
September 28, 2007	$14.91	$9.72	$14.02
December 31, 2007	$18.30	$13.12	$16.97
March 31, 2008	$19.53	$14.25	$15.53
June 30, 2008	$17.60	$12.56	$14.65
September 30, 2008	$15.93	$7.66	$8.15
December 31, 2008	$8.65	$2.51	$6.49
March 31, 2009	$8.81	$4.88	$8.23
June 30, 2009	$10.97	$7.07	$8.24
September 30, 2009	$13.33	$7.12	$12.59
December 31, 2009	$17.44	$11.67	$15.02
March 31, 2010	$17.80	$13.04	$15.68
June 30, 2010	$21.89	$15.96	$20.10
September 30, 2010	$27.10	$17.64	$26.65
December 31, 2010	$42.34	$25.35	$39.04
February 14, 2011*	$39.99	$28.86	$35.28

*	High, low and closing prices are for the period starting January 1, 2011 and ending February 14, 2011.

KBH HOME

According to publicly available information, KB Home (the “Company”), is a homebuilding company that constructs and sells various types of homes through its operating divisions across the United States.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09195, or its CIK Code: 0000795266. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “KBH”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

PPS–10

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2006	$81.98	$61.57	$64.98
June 30, 2006	$68.90	$41.95	$45.85
September 29, 2006	$47.84	$37.90	$43.80
December 29, 2006	$53.70	$41.67	$51.28
March 30, 2007	$56.08	$42.60	$42.67
June 29, 2007	$48.63	$39.01	$39.37
September 28, 2007	$39.48	$23.79	$25.06
December 31, 2007	$30.58	$18.44	$21.60
March 31, 2008	$28.99	$15.76	$24.73
June 30, 2008	$28.93	$16.77	$16.93
September 30, 2008	$25.38	$13.16	$19.68
December 31, 2008	$21.28	$6.90	$13.62
March 31, 2009	$15.86	$7.86	$13.18
June 30, 2009	$19.61	$12.69	$13.68
September 30, 2009	$20.70	$11.15	$16.61
December 31, 2009	$16.82	$12.54	$13.68
March 31, 2010	$18.05	$13.46	$16.75
June 30, 2010	$20.13	$10.92	$11.00
September 30, 2010	$12.45	$9.43	$11.33
December 31, 2010	$14.26	$10.28	$13.49
February 14, 2011*	$16.11	$13.59	$14.35

*	High, low and closing prices are for the period starting January 1, 2011 and ending February 14, 2011.

Netflix, Inc.

According to publicly available information, Netflix, Inc. (the “Company”) is an online movie rental subscription service. The Company offers a variety of subscription plans to its customers. Subscribers to the Company’s services can watch movies and television episodes that are instantly streamed to their TVs and computers. Subscribers may also receive DVDs that are delivered to their homes via U.S. mail.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-49802, or its CIK Code: 0001065280. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “NFLX.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

PPS–11

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2006	$29.92	$23.09	$28.99
June 30, 2006	$33.12	$25.80	$27.21
September 29, 2006	$27.56	$18.14	$22.78
December 29, 2006	$30.00	$21.95	$25.86
March 30, 2007	$26.80	$20.30	$23.19
June 29, 2007	$25.99	$19.05	$19.39
September 28, 2007	$22.09	$15.62	$20.72
December 31, 2007	$29.14	$20.60	$26.62
March 31, 2008	$39.65	$20.38	$34.65
June 30, 2008	$40.90	$26.05	$26.07
September 30, 2008	$33.97	$26.40	$30.88
December 31, 2008	$30.66	$17.90	$29.89
March 31, 2009	$44.40	$28.78	$42.92
June 30, 2009	$50.24	$36.25	$41.34
September 30, 2009	$48.20	$37.93	$46.17
December 31, 2009	$61.65	$44.31	$55.14
March 31, 2010	$75.65	$48.52	$73.74
June 30, 2010	$127.95	$73.62	$108.65
September 30, 2010	$174.38	$95.33	$162.16
December 31, 2010	$209.24	$147.39	$175.70
February 14, 2011*	$247.55	$173.50	$247.55

*	High, low and closing prices are for the period starting January 1, 2011 and ending February 14, 2011.

Arch Coal, Inc.

According to publicly available information, Arch Coal, Inc. (the “Company”) is a coal producer in the United States. The Company sells substantially all of its coal to power plants, steel mills and industrial facilities.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 1-13105, or its CIK Code: 0001037676. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “ACI.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

PPS–12

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the Notes.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2006	$44.15	$34.31	$37.97
June 30, 2006	$56.45	$37.11	$42.37
September 29, 2006	$44.13	$25.88	$28.91
December 29, 2006	$37.02	$25.85	$30.03
March 30, 2007	$33.79	$27.18	$30.69
June 29, 2007	$42.08	$30.33	$34.80
September 28, 2007	$37.00	$27.76	$33.74
December 31, 2007	$45.21	$32.99	$44.93
March 31, 2008	$56.14	$32.98	$43.50
June 30, 2008	$77.38	$41.25	$75.03
September 30, 2008	$75.37	$27.91	$32.89
December 31, 2008	$32.58	$10.43	$16.29
March 31, 2009	$20.62	$11.77	$13.37
June 30, 2009	$19.94	$12.53	$15.37
September 30, 2009	$24.00	$13.01	$22.13
December 31, 2009	$25.86	$19.42	$22.25
March 31, 2010	$28.14	$20.07	$22.85
June 30, 2010	$28.51	$19.26	$19.81
September 30, 2010	$27.07	$19.10	$26.71
December 31, 2010	$35.51	$24.20	$35.06
February 14, 2011*	$36.50	$30.70	$34.44

*	High, low and closing prices are for the period starting January 1, 2011 and ending February 14, 2011.

PPS–13

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–14